UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                          DEL GLOBAL TECHNOLOGIES CORP.
          -------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
          -------------------------------------------------------------
                         (Title of Class of Securities)

                                    245073101
          -------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
          -------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [x] Rule 13d-1(d)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 7 pages

CUSIP No. 245073101                13G                      Page 2 of 7 Pages

     1. Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (entities only): Leonard A. Trugman

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)
          (a)
          (b)                 Not applicable.

     3.   SEC Use Only

     4.   Citizenship or Place of Organization:  United States


               NUMBER OF SHARES                   5.   Sole Voting Power
                                                       731,054
               BENEFICIALLY                       6.   Shared Voting Power
                                                        -0-
               OWNED BY EACH                      7.   Sole Dispositive Power
                                                       731,054
               REPORTING PERSON                   8.   Shared Dispositive Power
                                                       -0-
               WITH

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
          731,054

     10.  Check if the Aggregate Amount in Row (9)
          Excludes Certain Shares (See Instructions)                       [  ]

     11.  Percent of Class Represented by Amount in Row (9)
          8.9%

     12.  Type of Reporting Person (See Instructions)  IN

CUSIP NO. 245073101                13G                      Page 3 of 7 Pages


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                               (Amendment No. 2)

                    Under the Securities Exchange Act of 1934

                          DEL GLOBAL TECHNOLOGIES CORP.
                                (Name of Issuer)



                                   Item 1(a)
                                   ---------

Name of Issuer: Del Global Technologies Corp.


                                   Item 1(b)
                                   ---------

Address of Issuer's Principal Executive Offices: One Commerce Park, Valhalla, New York 10595

                                   Item 2(a)
                                   ---------

Name of Person Filing: Leonard A. Trugman


                                   Item 2(b)
                                   ---------

Address of Principal Business Office or, if none, Residence: One Commerce Park, Valhalla, New York 10595

                                   Item 2(c)
                                   ---------

Citizenship:  United States

                                   Item 2(d)
                                   ---------

Title of Class of Securities:  Common Stock

CUSIP NO. 245073101                13G                      Page 4 of 7 Pages


                                   Item 2(e)
                                   ---------

CUSIP Number: 245073101

                                   Item 3
                                   ------

         If this statement is filed pursuant to SS240.13d-1(b), or 240.13d-2(b) or (c), check whether the person is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

          (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.78c).

          (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C.78c).

          (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e)  [ ] An investment adviser registered under SS240.13d-1(b)(1)(ii)
                   (E).

          (f) [ ] An employee benefit plan or endowment fund in accordance with SS240.13d-1(b)(ii)(F).

          (g) [ ] A parent holding company or control person in accordance with SS240.13d-1(b)(ii)(G).

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

          (j)  [ ] Group, in accordance with SS240.13d-1(b)(1)(ii)(J).

                                 Not applicable.

CUSIP NO. 245073101                13G                      Page 5 of 7 Pages


                                   Item 4
                                   ------

Ownership:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount Beneficially Owned:

               731,054

          (b)  Percent of Class:

               8.9%

          (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:  731,054
               (ii)  Shared power to vote or to direct the vote:   -0-
               (iii) Sole power to dispose or to direct the disposition of:
                     731,054
               (iv)  Shared power to dispose or to direct the disposition of:
                     -0-

                                   Item 5
                                   -------

Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                                 Not applicable.

                                   Item 6
                                   ------

Ownership of More than Five Percent on Behalf of Another Person.

                                 Not applicable.

CUSIP NO. 245073101                13G                      Page 6 of 7 Pages


                                   Item 7
                                   ------

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                                 Not applicable.



                                   Item 8
                                   ------

Identification and Classification of Members of the Group.

                                 Not applicable.


                                   Item 9
                                   ------

Notice of Dissolution of Group.

                                 Not applicable.


                                   Item 10
                                   -------

Certification:

                                 Not applicable.

                                    SIGNATURE




After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 7, 2000

                                             /s/Leonard A. Trugman
                                             -------------------------------
                                             Leonard A. Trugman